Registration No. 333-________

      As Filed with the Securities and Exchange Commission on April 12, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933
                               -------------------
                             RARE MEDIUM GROUP, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                               23-2368845
  (State or other jurisdiction of         (IRS Employer Identification No.)
  incorporation or organization)

               44 West 18th Street, 6th Floor, New York, NY 10011
                                 (212) 634-6950
                   (Name and address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                            Richard P. Jaffe, Esquire
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                         1735 Market Street, 38th Floor
                      Philadelphia, Pennsylvania 19103-7598
                Telephone: (215) 994-1046 Telefax: (215) 994-1111
          (Name and address, including zip code, and telephone number, including area code, of
                               agent for service)
                               -------------------

         Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective. |_|

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------- ----------------------- --------------- ------------------- -----------------
                                                         Proposed        Proposed
                                                         maximum         maximum
                                                         offering        aggregate
Title of each class of           Amount to be            price per       offering             Amount of
securities to be registered      registered              share (1)       price (1)           registration fee
-------------------------------- ----------------------- --------------- ------------------- -----------------
Common Stock, $.01 Par Value        2,500,000 shares(2)  $5.25           $13,125,000.00      $3,649.00
-------------------------------- ----------------------- --------------- ------------------- -----------------
         Total                      2,500,000 shares                                         $3,649.00
================================ ======================= =============== =================== =================

(1) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the common stock on April 5, 1999, as reported on the Nasdaq National Market.

                       (notes continued on following page)

(2) The Company is registering for resale by the selling securityholder, shares that may be acquired by such selling securityholder upon conversion of certain 8% Convertible Term Debentures of the Company and upon exercise of certain Stock Purchase Warrants of the Company. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of Registrant's common stock as may become issuable upon conversion of the Convertible Debentures or exercise of the Stock Purchase Warrants as a result of stock splits, stock dividends and similar transactions.

                           ---------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, Dated April 12, 1999

PROSPECTUS


                                2,500,000 Shares

                             RARE MEDIUM GROUP, INC.

                                  COMMON STOCK

                              --------------------


         This prospectus relates to the offer for sale from time to time of up to 2,500,000 shares of common stock of Rare Medium Group, Inc. (the "Company") by a holder of convertible debentures and warrants of the Company (the "Selling Securityholder"). Although the Company will receive the benefit of satisfaction of indebtedness if the convertible debentures are converted and exercise proceeds if the warrants are exercised, the Company will not receive any portion of the proceeds from the resale of the shares by the Selling Securityholder. For more information on the convertible debentures and warrants please see "Recent Developments - The Private Placement of Convertible Debentures and Warrants to Capital Ventures International" and "Selling Securityholder" below.

         Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Prospectus also concerns such additional number of shares of common stock as may become issuable upon conversion of the Convertible Debentures or CVI Warrants (as defined herein) as a result of stock splits, stock dividends and similar transactions. Currently, there are approximately 1.1 million shares of common stock issueable upon conversion of the Convertible Debentures or the exercise of the CVI Warrants. The remainder of such shares are subject to various conditions, including the conversion rate or exercise price as of the date of this prospectus. See "Recent Developments - The Private Placement of
Convertible Debentures and Warrants to Capital Ventures International" and "Selling Securityholder" below.

         The Company's common stock is listed on the Nasdaq National Market under the symbol RRRR. On April 5, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $5 3/16 per share.

         Investing in the Company's common stock involves a high degree of risk. For a discussion of certain factors you should consider in connection with any decision to purchase shares in this offering please see "Risk Factors" beginning on page 4.

         The Selling Securityholder may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The Selling Securityholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder. For more information on how the shares may be distributed please see "Plan of Distribution" below.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April __, 1999.

                                TABLE OF CONTENTS

WHERE YOU CAN GET MORE INFORMATION............................................3
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................3
FORWARD-LOOKING STATEMENTS....................................................4
RISK FACTORS..................................................................4
THE COMPANY..................................................................13
RECENT DEVELOPMENTS..........................................................13
SELLING SECURITYHOLDER.......................................................15
PLAN OF DISTRIBUTION.........................................................17
USE OF PROCEEDS..............................................................19
LEGAL MATTERS................................................................19
EXPERTS......................................................................19




                                      (2)

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC public reference rooms in Washington DC, New York NY or Chicago IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington DC 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

o    Annual Report on Form 10-K for the year ended December 31, 1998;

o Current Reports on Form 8-K filed with the SEC on February 4, 1999, and February 10, 1999;

o Definitive Proxy Statement for a Special Meeting of Stockholders held on March 16, 1999, filed with the SEC on February 17, 1999; and

o The description of the common stock contained in ICC's Registration Statement on Form 10 dated September 15, 1985 filed with the SEC under the Securities Exchange Act of 1934 (Commission File No. 0-12865).

         You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address:

                          John S. Gross, Senior Vice President,
                          Chief Financial Officer,
                          Treasurer, and Assistant Secretary
                          Rare Medium Group, Inc.
                          44 West 18th Street, 6th Floor
                          New York NY 10011
                          Telephone: (212) 634-6950
                          johng@raremedium.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the

                                      (3)
front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's capital needs, business strategy, the listing of its common stock on the Nasdaq National Market, Year 2000 compliance, expectations and intentions. The words "believe," "anticipate," "expect," "estimate," "intend," and similar expressions identify forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and the Company's actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.


                                  RISK FACTORS

         Investing in the Company's common stock is very risky. In deciding whether to invest, you should carefully consider the following risk factors, in addition to the other information in this prospectus and information incorporated into this prospectus by reference. Any one of the following risks could result in a material adverse effect on our business, results of operation, financial condition and the market price of our common stock.

The Rare Medium Business Has a Limited Operating History.

         The Company acquired Rare Medium, Inc. on April 15, 1998. As a result of such acquisition, the Company has changed its overall operations to focus solely on the business of providing Internet professional services and other Internet related products and services. Moreover, Rare Medium, Inc. itself was founded in September 1995. With a very limited operating history on which to evaluate Rare Medium, Inc.'s business and prospects, it is more difficult for you to predict whether or not we will be successful. You should evaluate our chances of financial and operational success in view of the risks, uncertainties, delays and difficulties associated with starting a new business many of which may be beyond our control. There is no assurance that we will be successful in meeting the challenges and addressing the risks that we face in a new and rapidly expanding market such as Internet professional services and other Internet related products and services. In addition, the Company's business strategy has been evolving and is expected to continue to evolve. There can be no assurance that the Company's strategy will be successful or that it will meet the demands created by changing industry conditions and competition.

There Can Be No Assurance That We Will Achieve or Sustain Profitability.

         Although we have experienced revenue growth, this growth may not be sustainable or indicative of future operating results. In addition, we have incurred substantial costs to expand and integrate our operations and we intend to continue to invest



                                      (4)
heavily in acquisition, infrastructure and marketing. Our ongoing integration costs will include the combination of the financial, information and communications systems of the various companies that we have acquired and expect to acquire. Our ongoing expansion costs will include the leasing of additional office space and the purchase and leasing of new computer and communications equipment. As a result of these and other costs, we may continue to incur operating losses through 1999 or beyond, and there can be no assurance that we will achieve or sustain profitability.


Our Ability to Obtain Additional Financing in Order to Meet Our Future Capital Needs is Uncertain.

         Although we believe that we have sufficient working capital to fund our operations through December 31, 1999, we may need to sell additional equity or debt securities or seek credit facilities within that period in order to fund more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. In addition, we will need to sell additional equity or debt securities or seek credit facilities to satisfy our debt obligations to certain former stockholders of Rare Medium, Inc. We have not entered into any agreements or commitments to sell additional equity or debt securities or to obtain a credit facility for any of such purposes. We may not be able to borrow money or issue more shares of common stock to meet our cash needs. Even if we can complete such transactions, they may not be on terms that are favorable or reasonable from our prospective. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. Future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. There can be no assurance that such funding will be available, or, if available, under terms acceptable to us.

Delisting of the Company's Common Stock From Trading on the Nasdaq National Market Would Reduce Marketability of Our Shares.

         Since our common stock was trading at or below the per share price required for continued listing on NASDAQ during recent months and the Company does not have net tangible assets of at least $4 million, we received notice from Nasdaq that we must take steps to come into compliance with the Nasdaq National Market listing standards or our common stock will be delisted from the Nasdaq National Market. A hearing with Nasdaq was held on February 4, 1999. We have proposed a plan to Nasdaq which we believe should enable us to remain listed on the Nasdaq National Market if accepted by Nasdaq. In the event we are unable to maintain our listing on the Nasdaq National Market, we currently meet the listing standards for, and would seek to apply for, listing on the Nasdaq SmallCap Market. There can be no assurance, however, that such an application would be approved. In the event we were unable to list the Company's common stock on the Nasdaq SmallCap Market or any other exchange at such time, there would be no established trading market for the Company's common stock except as may be established in the National Association of Securities Dealers Inc.'s OTC Bulletin Board Service or in the "pink sheets," which would have a material adverse effect on the liquidity and market price of the Company's common stock.

Our Acquisition Strategy May Not Produce the Desired Results.

         A key component of our growth strategy is to acquire Internet related businesses, that complement or enhance our business, on acceptable terms. We expect the competition for acquisition candidates to continue to increase. There is no assurance that we will identify and



                                      (5)
compete for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all.

         To the extent the Company has to use cash consideration for acquisitions in the future, the Company may need to obtain additional financing. To the extent our management must devote significant time and attention to the integration of technology, operations, businesses and personnel as a result of these acquisitions, our ability to service current clients and win new clients may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our current and future acquisitions. We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management is not presently aware. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. In addition, the Company may experience disputes with the sellers of acquired businesses and may fail to retain key acquired personnel.


We May Face Difficulties Managing Our Growth Internally and as a Result of Acquisitions.

         Our recent growth has strained our managerial and operational resources. A key part of our strategy is to grow, both by hiring more personnel and through acquisitions, which will continue to strain our resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. There can be no assurance that we will be able to manage our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share.


Our Quarterly Results May Fluctuate.

         Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control, including the timing of new projects; reductions, cancellations or completions of major projects; the loss of significant clients; the opening or closing of an office; our relative mix of business; changes in pricing by us or our competitors; employee utilization rates; changes in personnel; costs related to expansion of our business; increased competition; and marketing budget decisions by our clients. As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance. A high percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number and size of our projects decreases in any period, then our revenues and operating results may also decrease. In some quarters our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the common stock would likely decline.

Loss of Key Management Personnel Could Adversely Affect Our Business.

         Our success depends largely on the skills of certain key management and technical personnel, as well as key management and technical personnel of companies acquired



                                      (6)
by us. Several of our executive officers have recently joined the Company and many of our key personnel have worked together for a relatively short period. The loss of one or more of our key management and technical personnel may materially and adversely affect our business, results of operations and financial condition. Except for Glenn S. Meyers, we do not maintain key man insurance for any of our employees. We cannot guarantee that we will be able to replace any of such persons in the event their services become unavailable.


We Are Dependent on Our Ability to Recruit, Train and Retain Internet Solutions Professionals Who Are In Short Supply.

         We also believe continued hiring of new personnel will be required to support our business. Our success also depends in large part on our ability to identify, hire, train and retain Internet professionals who can provide the technical, strategic, creative, marketing and audience development skills required by clients. There is a shortage of qualified personnel and we compete with other companies for this limited pool. There is no assurance that we will be able to attract, train, or retain qualified personnel.


Competition For Internet Professional Services is Intense with Low Barriers to Entry.

         The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. While relatively new, the market is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We expect competition not only to persist, but to increase. Increased competition may result in price reductions, reduced margins and loss of market share. Our competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of our potential clients. Most of our current and potential competitors have longer operating histories, larger installed customer bases, greater name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. At any time our current and potential competitors could increase their resource commitments to our markets. The barriers to entry into our business are also relatively low. As a result, we expect to face additional competition from new market entrants in the future. The market for our services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. We compete on the basis of a number of factors, including the attractiveness of the Internet professional services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond our control. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us.


                                      (7)

Our Fixed-Price Contracts Involve Financial Risk.

         Most of our contracts are currently on a fixed-price basis, rather than a time and materials basis. Further, the average size of our contracts is currently increasing, which results in a corresponding increase in our exposure to the financial risks of fixed price contracts. We assume greater financial risk on fixed-price contracts than on time and materials engagements. We have only a limited history in estimating our costs for our engagements, particularly for larger projects. We have had to commit unanticipated resources to complete certain projects, resulting in lower gross margins on certain contracts. We may experience similar situations in the future. In addition, we typically assume the fixed-price contracts of the companies we acquire. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed-price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements.

         In addition, we recognize revenues from fixed-fee contracts based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to make adjustments to such estimates in a subsequent period.


We Generally Do Not Have Long-Term Contracts and Need to Establish Relationships with New Clients.

         Our clients generally retain us on a project by project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed. Establishment and development of relationships with additional companies and other corporate users of information technology is an important component of profitability. The absence of long-term contracts and the need for new clients create an uncertain revenue stream. A client which accounts for a significant portion of our revenues in a xgiven period may not generate a similar amount of revenues, if any, in subsequent periods. There is no assurance that we will be able to add new major clients or to secure new engagements with existing clients. In addition, certain of our existing clients may unilaterally reduce the scope of, or terminate, existing projects. There is no assurance that we will be able to maintain our business relationship or avoid a material reduction in the use of our services by any of our significant existing clients.

Developing and Strengthening Our Brand is Essential to Our Success.

         We believe that maintaining and strengthening the Rare Medium brand is an important aspect of attracting and maintaining clients. The importance of brand recognition will increase as competition in the market for Internet professional services increases. Building a brand requires a successful marketing effort and successful delivery of product to clients. A single engagement involving client dissatisfaction could tarnish the perception of Rare Medium as a whole despite any efforts to maintain and strengthen the Rare Medium brand name. There can be no assurance that the strategy adopted and expenses incurred by the Company will result in a stronger brand.


                                      (8)

Our Success Depends Upon Key Strategic Relationships.

         We have established key strategic relationships with Microsoft Macromedia, IBM, Oracle, Vignette and Advanced Technology Group which can be terminated on short notice. The loss of either of these or other strategic relationships would deprive us of the opportunity to: (i) gain early access to leading-edge technology, (ii) cooperatively market products with the vendor,
(iii) cross-sell additional services, and (iv) gain enhanced access to vendor training and support.


Our Business Depends on the Growing Demand for Internet Solutions.

         Because we are in the business of providing Internet solutions, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet and related technical solutions. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced certain outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed.


Our Success Depends on our Ability to Adapt to Technological Innovations.

         Our continued success depends, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. There can be no assurance that we will respond quickly, cost-effectively or sufficiently to these developments.


Protecting Intellectual Property and Proprietary Information.

         We limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

         Despite efforts to protect our intellectual property, we also face the risk of undetected misappropriation of our proprietary information or materials; development of similar technologies by our competitors; unenforceability of the non-competition agreements entered into by our key employees; and infringement claims, even if not meritorious, against our Company. If any of these risks materialize, we could be required to pay significant amounts to defend our rights and our managerial resources could be diverted.


                                      (9)

We May be Subject to Legal Liability to Our Clients.

         Many of our engagements involve the development and implementation of Internet solutions that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. Moreover, the Company does not currently have errors and omissions insurance.

Our Systems May Not Be Year 2000 Compliant.

         The "Year 2000 Issue" refers to the problem of many computer programs using the last two digits to represent a year rather than four digits (i.e., "99" for 1999). Some of our computer programs and those of our vendors, clients and content partners may have date-sensitive software that may not operate properly when dealing with years past 1999, which is when "00" will represent the year 2000. To the extent that this situation exists, there is a potential for computer system failure or miscalculations, which could cause a disruption of operation of that program. The problem is not limited to computer software, since some equipment may have date-sensitive processors that may not be able to properly use dates after the year 1999.

         We have appointed a Year 2000 Task Force to perform an audit to assess the scope of our risks and bring our computer and our applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, we have been discussing with our vendors and content partners their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000. Moreover, clients increasingly require that we warrant that the applications we create are year 2000 compliant. Should they prove not to be, it could have a material adverse effect on our business.

         Based on this task force work to date, we believe that most of our applications are Year 2000 compliant, and that expenditures to correct any deficiencies not yet identified will not be significant. In addition, the Company is in the process of developing a contingency plan to address any significant deficiencies in the event that they are identified. There can be no assurance, however, that any or all of the Company's or third party systems, including those of our clients, are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on our business.


                                      (10)

The Market Price of Our Common Shares May be Highly Volatile.

         Stock prices of growth companies such as ours may fluctuate widely, often for reasons that are unrelated to the actual operating performance of the particular company. In addition, the market price of the common stock is subject to significant fluctuation due to (i) variations in stock market conditions,
(ii) changes in financial estimates by securities analysts or by our failure to meet estimates, (iii) variations in quarterly operating results, (iv) general conditions effecting all participants in our industry, (v) announcements by us or our competition, (vi) regulatory developments, and (vii) economic or other external factors.


Our Business is Subject to General Economic Conditions.

         Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions in the United States and, to a lesser extent, abroad. If there is a general economic downturn or a recession in the United States, we expect that business enterprises, including our customers and potential customers, would substantially and immediately reduce their budgets or delay implementation of Internet-based business solutions. A deterioration in existing economic conditions could therefore materially and adversely affect our business, results of operations and financial condition.


Governmental Regulation of the Internet Could Impact our Operations.

         Currently, we are not subject to any direct governmental regulation other than the securities laws and regulations applicable to all publicly owned companies, and laws and regulations applicable to businesses generally. Few laws or regulations are directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.


We Do Not Intend to Pay Dividends in the Foreseeable Future.

         We have not paid a cash dividend on our common stock and currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future.


The Issuance of Preferred Stock or Additional Common Stock May Adversely Impact Shareholders.

         Our Board of Directors has the authority to issue up to 50,000 shares of our preferred stock, $.01 par value per share, and to determine the terms, including voting rights, of those shares without any further vote or action by our stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our Board



                                      (11)
may issue additional shares of common stock without any further vote or action by stockholders under certain circumstances, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. Our stockholders have approved an increase in the authorized shares of common stock from 50,000,000 shares, to 200,000,000 shares at a special meeting of stockholders held on March 16, 1999. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.


Anti-Takeover Provisions Could Make a Third-Party Acquisition of Us Difficult.

         The Company is a Delaware corporation. Certain provisions of the Delaware General Corporation Law could have the effect of making it more difficult for a third party to acquire control of us. In addition, our stockholders have approved an amendment to our certificate of incorporation to provide for a classified board, with each board member serving a staggered three year term, at a special meeting of stockholders held on March 16, 1999. The existence of a classified board of directors could make it more difficult for a third-party to acquire control of us.


Shares Eligible for Future Sale.

         As of January 28, 1999, there were 30,730,170 shares of common stock outstanding, of which approximately 9.5 million shares constituted "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933. Such restricted shares may be sold by the holders of such shares, subject to any applicable restrictions under Rule 144. In addition, as of January 28, 1999, there were outstanding options to purchase approximately
7.8 million shares of common stock, of which options to purchase approximately
2.7 million shares of common stock were currently exercisable. Approximately 6.2 million additional shares of common stock were reserved for issuance under the Company's stock option plans, including the Company's 1998 Long-Term Incentive Plan. Approximately 3 million of the shares underlying outstanding options are covered by effective registration statements and the balance of approximately
4.8 million shares underlying outstanding options have registration rights. The Company will file a registration statement under the Securities Act of 1933 to cover approximately 2.2 million shares underlying currently outstanding options and the remaining 5.8 million shares which are reserved for issuance under the Company's 1998 Long-Term Incentive Plan. As of January 28, 1999, the Company also had outstanding warrants to purchase approximately one million shares of common stock, all of which were currently exercisable. All of the underlying shares of common stock under the warrants have certain registration rights.

         Effective January 28, 1999, the Company sold an 8% Convertible Debenture in the principal amount of $3.5 million to the Selling Securityholder, which together with accrued interest, is currently convertible into common stock at a conversion price equal to $5.27 per share. After July 27, 1999 such Convertible Debenture will be convertible at a variable rate, but in no event less than $2.49 per share. In addition, the Company issued a Warrant to purchase


                                      (12)

404,625 shares of Common Stock at an exercise price of $5.27 per share, subject to reset in certain circumstances. The Company intends to sell an additional 8% Convertible Debenture in the principal amount of $2.5 million at the same conversion rate and an additional Warrant to purchase 289,017 shares to the Selling Securityholder at the same exercise price upon satisfying certain closing conditions. All of the shares under the Convertible Debentures and Warrants have certain registration rights. The 2,500,000 shares offered by this prospectus are being registered under the Securities Act of 1933 pursuant to those registration rights.

         Possible or actual sales made under Rule 144 or pursuant to registration or other exemptions from registration under the Securities Act of 1933, of the aforementioned shares of common stock may have an adverse effect upon the market price of the common stock.


                                   THE COMPANY

         Currently, the Company, through its wholly-owned subsidiaries, Rare Medium, Inc., I/O 360, Inc. and DigitalFacades Corporation, provides Internet professional services and other Internet related products and services primarily to large and medium sized businesses, including Global 2000 clients. Such services focus on helping clients develop Internet strategies, improve business processes and develop interactive content using Internet-based technologies by providing clients with Internet business strategy consulting, marketing, creative design and development needs analysis, architecture planning, Internet, Intranet and Extranet solutions, hosting and maintenance. Prior to April 15, 1998, the Company had been principally engaged in the design, development, manufacture and marketing of desiccant-based climate control systems. Through a series of transactions during 1998, the Company acquired Rare Medium, Inc. and its other operating subsidiaries and divested itself of its desiccant-based air conditioning systems operations. Providing Internet professional services and other Internet related products and services is the Company's sole business.

         The mailing address and telephone number of our principal executive office is 44 West 18th Street, 6th Floor, New York NY 10011, (212) 634-6950.

                               RECENT DEVELOPMENTS

The Acquisition of Rare Medium, Inc.

         On April 15, 1998, the Company acquired by merger all of the stock of Rare Medium, Inc., a privately held New York corporation. Rare Medium, Inc. is an Internet professional services company engaged in the design, delivery and implementation of Internet solutions, with its principal offices located in New York City. Total consideration for the purchase was approximately $46.2 million, consisting of a combination of $10 million in cash, 4,269,300 shares of common stock of the Company, and the balance in a secured promissory note dated April 15, 1998 (the "Rare Medium Note").


The Exchange with Rare Medium Noteholders.

         In connection with certain Exchange Agreements between the Company and certain of the holders of the Rare Medium Note, effective December 31, 1998 the Company issued an aggregate of 2,951,814 shares of common stock of the Company to such Noteholders in exchange for their beneficial interest in $11,773,881 of the original principal amount of the Note and accrued and unpaid interest thereunder through December 31, 1998. As a result, there is a remaining principal amount of $10,426,119 payable under the Note, which bears interest at the prime rate, payable semi-annually, with principal due in two equal installments on April 15, 2000 and April 15, 2001.


                                      (13)

The Acquisition of I/O 360, Inc. and DigitalFacades Corporation.

         On August 14, 1998, the Company acquired by merger all of the stock of I/O 360, Inc., a privately held New York corporation, and DigitalFacades Corporation, a privately held California corporation. I/O 360 and DigitalFacades are Internet professional services companies engaged in the design, delivery and implementation of Internet web site applications and strategies. In consideration of the purchase of I/O 360, the Company issued 786,559 shares of common stock of the Company valued at $3.0 million (based on the average closing price per share of Company common stock for the 15 trading days during the period from August 3, 1998 through August 21, 1998, inclusive, as reported in The Wall Street Journal). In consideration for the purchase of DigitalFacades, the Company issued 719,144 shares of common stock of the Company valued at $3.0 million (based on the average closing price per share of Company common stock for the 20 trading days prior to August 13, 1998, as reported in The Wall Street Journal).

         Currently, the Company is integrating the operations of Rare Medium, I/O 360 and DigitalFacades under the Rare Medium brand name while achieving economies of marketing, purchasing, and operations, and while simultaneously leveraging relationships with various clients that existed prior to the mergers. To that end, the operations of Rare Medium and I/O 360 have largely been physically integrated due to I/O 360's move to a location in New York City adjacent to Rare Medium, and the Los Angeles operations of Rare Medium and DigitalFacades have been consolidated into one location.


The Sale of a Majority of its Partnership Interests in Fresh Air Solutions, L.P.

         On October 14, 1998, the Company, through its wholly-owned subsidiary, ICC Desiccant Technologies, Inc., completed the sale of a majority of its partnership interests in Fresh Air Solutions, L.P. ("FAS") for total consideration of $1,500,000, of which $1,125,000 was paid in cash and $375,000 was paid by delivery of an unsecured promissory note issued by FAS. In addition, the unaffiliated investment entity that purchased the partnership interests assumed the liabilites of FAS as general partner, with certain exceptions. As a result of the sale of partnership interests, ICC Desiccant Technologies, Inc. retained, as its sole asset, a 32.4% passive investment limited partnership interest in FAS.

         Subsequent to the sale of the partnership interests referred to above, FAS redeemed the 10% limited partnership interest in FAS held by Engelhard Corporation in exchange for the 20% limited partnership interest in Engelhard Hexcore, L.P. held by FAS and $1 million in cash. As a result, ICC Desiccant Technologies, Inc.'s interest in FAS has been increased to a 36% limited partnership interest. The remaining 64% partnership interest in FAS is owned by the investment entity that purchased the FAS partnership interests from the Company.

The Private Placement of Convertible Debentures and Warrants to Capital Ventures International.

         Effective as of January 28, 1999, pursuant to the terms of a Securities Purchase Agreement the Company agreed to sell to Capital Ventures International in a private placement its 8% Convertible Term Debentures in the aggregate principal amount of $6,000,000, issuable in two tranches ($3,500,000 on January 28, 1999 and the remaining $2,500,000 upon satisfaction of certain closing conditions) (the "Convertible Debentures") and Stock Purchase Warrants (the


                                      (14)

"CVI Warrants") to purchase an aggregate of up to 693,642 shares of the Company's common stock, issuable in two tranches (404,625 on January 28, 1999 and the remaining 289,017 upon the satisfaction of certain closing conditions). The term of the Convertible Debentures is four years and, until July 28, 1999, they are convertible into common stock at a conversion price of $5.27 per share. After July 28, 1999 (or earlier, in certain instances) the Convertible Debentures are convertible into common stock at a variable rate, but no event less than $2.49 per share. The 8% yield is payable in shares of common stock. Accordingly, the maximum number of shares of common stock that could be acquired through the conversion of the Convertible Debentures is 3,180,723 shares, assuming the Company satisfies the conditions to the investor's purchase of the $2,500,000 Convertible Debenture pursuant to the second tranche. The exercise price of the CVI Warrants is $5.27 per share, subject to adjustment in certain events. The term of the CVI Warrants is five years and they contain antidilution and net exercise provisions.

                             SELLING SECURITYHOLDER

         The shares of common stock offered by this prospectus represent those shares of common stock which may be acquired upon conversion of the Convertible Debentures and the exercise of the CVI Warrants, issued to Capital Ventures International in a private placement of securities pursuant to the Securities Purchase Agreement, dated as of January 28, 1999, between the Company and the Selling Securityholder pursuant to "registration rights" granted to the Selling Securityholder in connection with the acquisition of the Convertible Debentures and CVI Warrants. Our registration of the shares of common stock does not necessarily mean that the Selling Securityholder will sell all or any of the shares.

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 5, 1999, by the Selling Securityholder.

         The information provided in the table below with respect to the Selling Securityholder has been obtained from the Selling Securityholder and records of the Company. The Selling Securityholder does not have, nor within the past three years has had, any position, office or other material relationship with the Company. Because the Selling Securityholder may sell all or some portion of the shares of common stock beneficially owned by it, only an estimate (assuming the Selling Securityholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the Selling Securityholder after this offering. In addition, the Selling Securityholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time since the date on which we obtained the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.


                                      (15)


                                          Number of Shares                          Number of Shares    Percentage of Common
Name of Selling                         Beneficially Owned    Number of Shares    Beneficially Owned      Stock Beneficially
Securityholders                      Prior to Offering (1)       Being Offered    After Offering (2)    Owned After Offering
---------------                      ---------------------    ----------------    ------------------    --------------------
Capital Ventures International               3,874,365(3)         2,500,000                1,374,365                    3.8%
---------------                      ---------------------    ----------------    ------------------    --------------------



                                      (16)

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of shares and percent owned by such person or group.

(2) Assumes that all shares covered by this prospectus are sold in the offering.

(3) Includes an estimate of the number of shares that may be acquired upon conversion of the 8% Convertible Debentures. The exact number of shares that may be acquired upon conversion of the Convertible Debentures, if converted, will be determined pursuant to an adjustable floating rate conversion price, subject to a fixed rate floor conversion price. Also includes an estimate of the number of shares that may be acquired upon exercise of the CVI Warrants. The holder of the Convertible Debentures and CVI Warrants is not entitled to convert or exercise such securities to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own more than 4.9% of the outstanding shares of common stock of the Company. Therefore, the number of shares set forth herein and which such holder may sell pursuant to this Prospectus may exceed the number of shares such holder would otherwise beneficially own as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. See "Recent Developments - The Private Placement of Convertible Debentures and Warrants to Capital Ventures International."

                              PLAN OF DISTRIBUTION

         The shares of common stock may be offered from time to time by the Selling Securityholder or its donees, pledgees, transferees or other successors in interest for resale by this prospectus in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Securityholder may offer its shares of common stock in one or more of the following transactions:

o    in brokerage transactions;

o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

o    in the over-the-counter market;

o    in private transactions;

o for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

o    by pledge to secure debts and other obligations; or

                                      (17)

o a combination of any of the above transactions or by any other legally available means.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The Selling Securityholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         In addition, the Selling Securityholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the position they assumed with the Selling Securityholder. The Selling Securityholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of common stock, registered hereby, which shares of common stock may be resold thereafter pursuant to this prospectus.

         In accordance with the terms of purchase of the Convertible Debenture and CVI Warrants by Capital Ventures International, the maximum number of shares of common stock upon conversion of the Convertible Debentures or exercise of the CVI Warrants which Capital Ventures International may sell on a given day is limited to the greater of 20% of the volume on that given day, or 20% of the trailing 30 day average volume immediately prior to that day.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather that pursuant to this prospectus. The Selling Securityholder may not sell all of the shares. The Selling Securityholder may transfer, devise, or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, the Selling Securityholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the Selling Securityholder or any other such person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.


                                      (18)

         All expenses of this registration will be paid by the Company. These expenses include the SEC's filing fees and fees under the state securities or "blue sky" laws. The Selling Securityholder will pay all underwriting discounts and selling commissions, if any.

         In accordance with the terms of a Registration Rights Agreement, dated as of January 28, 1999, between the Company and the Selling Securityholder, the Company has agreed to indemnify the Selling Securityholder for any claims arising out of any material misstatement or omission of material fact in this prospectus and the registration statement in which it is included and any claims arising out of any violation of the securities laws by the Company. Conversely, the Selling Securityholder has agreed to indemnify the Company for any claims arising out of any action taken in reliance upon and in conformity with written information furnished to the Company by the Selling Securityholder expressly for use in connection with this prospectus and the registration statement of which it is a part.

                                 USE OF PROCEEDS

         While the Company will receive the satisfaction of indebtedness represented by that portion of the Convertible Debentures converted into shares of common stock, if converted by the Selling Securityholder, as well as proceeds from the exercise of the CVI Warrants, if exercised by the Selling Securityholder, the Company will not receive any of the proceeds from the sale of the shares by the Selling Securityholder.

                                  LEGAL MATTERS

         The validity of the shares will be passed upon for the Company by Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania 19103-7598.

                                     EXPERTS

         The consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998, have been incorporated in reliance on the report of KPMG LLP, independent accountants, which includes an explanatory paragraph that states that the Company has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. KPMG LLP's report is given on the firm's authority as experts in accounting and auditing.

         The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows of the Company for each of the two years in the period ended December 31, 1997 incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report includes an explanatory paragraph which refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern. PricewaterhouseCoopers LLP's report is given on the firm's authority as experts in accounting and auditing.

         The balance sheets as of December 31, 1997 and 1998 and the statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997, of Engelhard/ICC, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report includes an explanatory paragraph which refers to conditions that raise substantial doubt about Engelhard/ICC's ability to continue as a going concern. PricewaterhouseCoopers, LLP's report is given on the firm's authority as experts in accounting and auditing.


                                      (19)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

          SEC Registration Fee                               $   3,649
          Nasdaq National Market Listing Fees                   17,500
          Legal Fees and Expenses                               25,000
          Accountants' Fees and Expenses                         5,000
          Miscellaneous Costs                                    5,000
          -------------------                                ---------
          Total                                              $  56,149
          =====                                              =========


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.


Item 15. Indemnification of Directors and Officers

         The Company's Certificate of Incorporation contains a provision which limits the personal liability of directors to the Company or the stockholders for monetary damages for breach of fiduciary duty. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for a breach of fiduciary duty as a director except for liabilities:

          (i) for any breach of the director's duty of loyalty,

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock, or

          (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation also provides that the Company will indemnify and pay legal expenses and damages incurred by officers and directors in any legal action arising from their actions as agents of the Company as long as the officer or director had acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         Nothing in these provisions eliminates a director's fiduciary duty to act with care, nor do they preclude a stockholder from pursuing injunctive or other equitable remedies.

Item 16. Exhibits

Exhibit No.
-----------
4.1.              Form of Securities Purchase Agreement dated as of January 28, 1999 between the Company and Capital Ventures International and the form of
                  8% Convertible Term Debenture dated January 28, 1999 issued to Capital
                  Ventures International and form of Stock Purchase Warrant, dated
                  January 28, 1999 issued to Capital Ventures International, and
                  Form of Registration Rights Agreement dated as of January 28, 1999 were all filed as part of Exhibit 10.1 to the Company's Form 8-K filed with the Commission on February 4, 1999 and are
                  incorporated herein by reference.

5                 Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP.

23                Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP is included in their opinion filed as Exhibit 5 hereto.

23.1              Consent of KPMG LLP, Independent Accountants.

23.2              Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24                Power of attorney (set forth on the signature page hereto).


Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933 (the "Act");

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

         Provided, However, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 7, 1999.

                             RARE MEDIUM GROUP, INC.



                             By: /s/ Glenn S. Meyers
                                 ----------------------------------
                                 Glenn S. Meyers
                                 Chairman of the Board, President
                                 (Chief Executive Officer)


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Glenn S. Meyers and John S. Gross, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                   Title                                        Date
---------                                   -----                                        ----

/s/  Glenn S. Meyers                        Chairman of the Board and President (Chief   April 7, 1999
-------------------------------             Executive Officer)
Glenn S. Meyers


/s/  John S. Gross                          Senior Vice President, Chief Financial       April 7, 1999
--------------------------------            Officer, Treasurer and Assistant Secretary
John S. Gross                               (Principal Financial and Accounting
                                            Officer)


/s/  Jeffrey M. Killeen                     Director                                     April 7, 1999
---------------------------------
Jeffrey M. Killeen

                       (signatures continued on next page)


Signature                                   Title                                        Date
---------                                   -----                                        ----
/s/  Richard T. Liebhaber                   Director                                     April 7, 1999
-------------------------------
Richard T. Liebhaber


/s/  Steven Winograd                        Director                                     April 7, 1999
--------------------------------
Steven Winograd

                                  EXHIBIT INDEX


Exhibit No.                                                                       Page No.
-----------                                                                       --------
4.1.     Form of Securities Purchase Agreement dated as of January 28, 1999 between the Company and Capital Ventures International and the form of
         8% Convertible Term Debenture dated January 28, 1999 issued to Capital
         Ventures International and form of Stock Purchase Warrant, dated
         January 28, 1999 issued to Capital Ventures International, and Form of
         Registration Rights Agreement dated as of January 28, 1999 were all filed as part of Exhibit 10.1 to the Company's Form 8-K filed with the
         Commission on February 4, 1999 and are incorporated herein by reference.

5        Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP.

23 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP is included in their opinion filed as Exhibit 5 hereto.

23.1     Consent of KPMG LLP, Independent Accountants.

23.2     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24       Power of attorney (set forth on the signature page hereto).

